Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-61035 and 33-39873 of Cascade Natural Gas Corporation and subsidaries on Form S-8 of our report dated May 28, 2004, appearing in the Annual Report on Form 11-K of Cascade Natural Gas Corporation Employee Retirement  Savings Plan and Trust for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Seattle, Washington
June 18, 2004